EXHIBIT 99.1
Penn Virginia Corporation

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	James W. Dean
Vice President, Corporate Development
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION
ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2009 RESULTS

RADNOR, PA (BusinessWire) February 10, 2010 – Penn Virginia Corporation (NYSE: PVA) today reported financial and operational results for the three months and year ended December 31, 2009 and provided an update of full-year 2010 guidance.

Fourth Quarter 2009 Highlights
Fourth quarter 2009 results, with comparisons to fourth quarter 2008 results, included the following:

•	Record proved reserves of 942 billion cubic feet of natural gas equivalent (Bcfe) as of December 31, 2009, as compared to 916 Bcfe as of December 31, 2008;

•
Quarterly oil and gas production of 11.3 billion cubic feet of natural gas equivalent (Bcfe), or 123.1 million cubic feet of natural gas equivalent (MMcfe) per day, as compared to 13.2 Bcfe, or 143.8 MMcfe per day;

•	Operating cash flow, a non-GAAP (generally accepted accounting principles) measure, of $74.4 million as compared to $95.7 million;

•
Operating income of $20.6 million, which included $11.1 million of non-cash impairment charges, as compared to an operating loss of $31.9 million, which included $51.8 million of non-cash impairment charges;

•
Adjusted net loss attributable to PVA, a non-GAAP measure which excludes the effects of the non-cash change in derivatives fair value, impairments and gains or losses that affect comparability to the prior year period, of $0.4 million, or $0.01 per diluted share, as compared to adjusted net income of $10.7 million, or $0.26 per diluted share;

•	Net loss attributable to PVA of $5.4 million, or $0.12 per diluted share, as compared to net loss attributable to PVA of $0.5 million, or $0.01 per diluted share; and

•
Financial liquidity consisting of undrawn borrowing capacity and cash balances at December 31, 2009, pro forma to include the net proceeds from our January 2010 Gulf Coast divestiture,of approximately $410 million, as compared to approximately $150 million on December 31, 2008.

Reconciliations of non-GAAP financial measures to GAAP-based measures appear in the financial tables later in this release.

Management Comment
A. James Dearlove, President and Chief Executive Officer, said, “Compared to the prior year quarter, we experienced significant declines in commodity prices and a 14 percent decrease in oil and gas production resulting from our decision to suspend drilling during a large part of 2009.  However, the fourth quarter of 2009 came in as expected and we believe we are well-positioned for growth in 2010 and beyond.  As detailed in our separate operational update, fourth quarter production was at the high end of our expectations and we expect growth of six to 13 percent in 2010, pro forma the divestiture of our Gulf Coast assets.  Due to the improved pricing environment and outlook for natural gas we have recommenced drilling and currently have six operated rigs running in our core plays.

“For 2010, we have hedged approximately 55 percent of our estimated natural gas production, at average floor and ceiling prices of $6.09 and $8.19 per MMBtu, respectively.  During 2009 and through January 2010, we raised over $510 million from the issuances of debt and equity securities and the sale of non-core assets, including a portion of our position in PVG.  As a result, we have substantially improved our financial liquidity, with $300 million of unused availability on our revolving credit facility and over $100 million of cash on hand.  We expect our strong hedge and liquidity positions to facilitate future growth in our focused, resource play-driven operations.

“In addition to our core oil and gas exploration and production business segment, we own 51 percent of Penn Virginia GP Holdings, L.P. (NYSE: PVG).  PVG owns the general partner of Penn Virginia Resource Partners, L.P. (NYSE: PVR) and is PVR’s largest limited partner unitholder.  As the owner of the general partner and largest unitholder of PVG, we report our financial results on a consolidated basis with the financial results of PVG.  At current distribution rates, our ownership of PVG and PVR provides us approximately $30 million of annualized pre-tax cash flow.”

Full-Year 2009 Consolidated Results
For the year ended December 31, 2009, operating cash flow was $280.5 million, as compared to $413.8 million in 2008.  We incurred an operating loss of $98.2, which included charges of $127.7 million for impairments on assets held for sale, drilling rig standby charges and other impairments, as compared to operating income in 2008 of $256.8 million, which included charges of $51.8 million for impairments and $31.4 million of gains on the sale of assets.  The adjusted net loss attributable to PVA, which excludes the effects of non-cash impairments, change in derivatives fair value, drilling rig standby charges and gains on the sale of assets, was $14.1 million, or $0.32 per diluted share, as compared to adjusted net income attributable to PVA of $85.5 million, or $2.03 per diluted share, in 2008.  The net loss attributable to PVA was $114.6 million, or $2.62 per diluted shared, as compared to net income attributable to PVA of $121.1 million, or $2.87 per diluted share, in 2008 due primarily to the decrease in operating income.  Oil and gas production increased nine percent to a record 51.0 Bcfe and proved reserves increased three percent to a record 942 Bcfe.  At PVR, lessee coal production and natural gas midstream system throughput volumes were also fiscal year records for those segments.

Oil and Gas Segment Review
Fourth quarter oil and gas production decreased 14 percent to 11.3 Bcfe, or 123.1 MMcfe per day, from 13.2 Bcfe, or 143.8 MMcfe per day, in the fourth quarter of 2008, and nine percent from 12.4 Bcfe, or 134.9 MMcfe per day, in the third quarter of 2009.  See our separate operational update news release dated February 4, 2010 for a more detailed discussion of operations for the oil and gas segment.

For the fourth quarter of 2009, the oil and gas segment operating loss of $8.0 million was a $16.5 million improvement over the operating loss of $24.5 million in the prior year quarter.  Adjusting for a non-cash impairment charges (primarily on assets held for sale and subsequently divested) of $9.6 million in the fourth quarter of 2009 and a non-cash impairment charge of $20.0 million in the fourth quarter of 2008, operating income was $1.6 million, or $6.1 million greater than operating loss of $4.5 million in the prior year quarter.  The increase in adjusted operating income was due to a $30.1 million decrease in non-cash exploration and depreciation, depletion and amortization (DD&A) expenses and a $3.0 million decrease in cash operating expenses, due to reduced drilling and production in the fourth quarter of 2009, partially offset by a $26.9 million decrease in total revenues.  The 31 percent decrease in total revenues was primarily due to a $2.03 per thousand cubic feet (Mcf), or 32 percent, decrease in the natural gas price and the 14 percent production decrease, partially offset by a 41 percent increase in the oil price and a 36 percent increase in the price of natural gas liquids (NGLs).

In the fourth quarter of 2009, total oil and gas segment expenses, excluding the impairment and rig standby charges, decreased by $32.5 million, or 36 percent, to $57.9 million, or $5.11 per Mcfe produced, from $90.5 million, or $6.84 per Mcfe produced, in the fourth quarter of 2008, as discussed below:

•
Fourth quarter 2009 cash operating expenses were $23.4 million, or $2.06 per Mcfe produced, as compared to $26.4 million, or $1.99 per Mcfe produced, in the fourth quarter of 2008.  The increase in unit cash operating expenses was primarily due to higher segment general and administrative (G&A) expense and taxes other than income, partially offset by lower lease operating expense, as discussed below:

-	Lease operating expense decreased seven percent to $1.14 per Mcfe from $1.22 per Mcfe primarily due to decreased overall service costs due to lower commodity prices;

-	Taxes other than income increased 17 percent to $0.34 per Mcfe from $0.29 per Mcfe primarily due to the production decrease; and

-	Segment G&A expense increased 20 percent to $0.59 per Mcfe as compared to $0.49 per Mcfe primarily due to the production decrease and additional costs related to an office relocation.

•
Exploration expense decreased 87 percent to $2.9 million in the fourth quarter of 2009, as compared to $22.7 million in the prior year quarter, due in part to a lack of exploratory drilling in the fourth quarter of 2009 and $13.9 million of charges in the prior year quarter for dry-hole costs and a write-off of leasehold acquisition costs.

•
DD&A expense decreased by $10.2 million, or 25 percent, to $31.2 million, or $2.74 per Mcfe, in the fourth quarter of 2009 from $41.4 million, or $3.13 per Mcfe, in the prior year quarter.  The overall decrease in DD&A expense was primarily due to the production decrease and a lower depletion rate per unit of production.  The lower depletion rate was primarily due to an impairment of Gulf Coast assets held for sale (subsequently divested) during the third quarter of 2009 and increasing contributions to production from the high-return Granite Wash play.

During the fourth quarter of 2009, we incurred approximately $9.6 million of impairments.  These charges were primarily related to Gulf Coast assets held for sale which were subsequently sold in January 2010.

Coal & Natural Resource Management and
Natural Gas Midstream Segment Review (PVR and PVG)
As the owner of the general partner and largest unitholder of PVG, we report our financial results on a consolidated basis with the financial results of PVG.  A conversion of the GAAP-compliant financial statements (“As reported”) to the equity method of accounting (“As adjusted”) is included in the “Conversion to Non-GAAP Equity Method” table in this release.  Using the equity method, PVG’s results are reduced to a few line items and the results from oil and gas operations are therefore highlighted.  We believe that the financial statements presented using the equity method are less complex and more comparable to those of other oil and gas exploration and production companies.  Financial and operational results and full-year 2010 guidance for each of PVR’s segments are provided in the financial tables later in this release.  In addition, operational updates for these segments are discussed in more detail in PVR’s news release dated February 10, 2010.  Please visit PVR’s website, www.pvresource.com, under “For Investors” for a copy of the release.

As previously announced, on February 19, 2010, PVG will pay to unitholders of record as of February 2, 2010 a quarterly cash distribution of $0.38 per unit, or an annualized rate of $1.52 per unit.  The distribution remains unchanged from the distribution paid in the previous quarter.  As a result of PVG’s distribution, we will receive a cash distribution of $7.6 million in the first quarter of 2010, or $30.5 million on an annualized basis.

Capital Resources, Credit Facility and Impact of Derivatives
As of December 31, 2009, we had outstanding borrowings of $530.0 million ($498.4 million carrying value), consisting of $300 million ($291.7 million carrying value) of senior unsecured notes due 2016 and $230.0 million ($206.7 million carrying value) of convertible senior subordinated notes due 2012 and no borrowings against our revolving credit facility.  The $32.0 million decrease in outstanding borrowings as compared to the $562.0 million at December 31, 2008 was primarily due to the repayment of revolver debt following a $64.9 million offering of PVA common shares in May 2009 and a $118.1 million offering of PVG common units in September 2009, as well as free cash flow during the second half of 2009, net of spending to fund our oil and gas capital expenditures.  Currently, we have $300 million of unused availability on our revolving credit facility and over $100 million of cash on hand.

As of December 31, 2009, PVR had outstanding borrowings of $620.1 million under its $800 million revolving credit facility with remaining revolver borrowing capacity of $178.3 million.  The $52.0 million increase in outstanding PVR borrowings as compared to $568.1 million outstanding as of December 31, 2008 was primarily due to PVR capital expenditures during 2009.  PVR’s debt is non-recourse to PVA.

Consolidated interest expense increased from $14.0 million in the fourth quarter of 2008 to $18.6 million in the fourth quarter of 2009.  The increase was due to a higher interest rate on the senior unsecured notes PVA issued in June 2009 and higher average level of outstanding borrowings during the fourth quarter of 2009 as compared to the prior year quarter.

Due to decreases in natural gas and crude oil prices experienced during the fourth quarter, the mark-to-market valuation of our and PVR’s open hedging positions resulted in derivatives income of $3.4 million in the fourth quarter as compared to derivatives income of $51.0 million in the prior year quarter.  Included in derivatives income for the fourth quarter of 2009 was $11.1 million of income related to our oil and gas segment and $7.7 million of expense related to PVR.  Fourth quarter 2009 cash settlements of our oil and gas derivatives resulted in net cash receipts of $10.3 million, as compared to $5.8 million of net cash receipts in the same quarter of 2008.  PVR’s fourth quarter 2009 cash settlements of commodity and interest rate derivatives result in net cash payments of $1.1 million, as compared to $5.2 million of net cash payments in the same quarter of 2008.

Guidance for 2010
See the Guidance Table included in this release for guidance estimates for full-year 2010.  These estimates, including capital expenditure plans, which were discussed in our operational update, are meant to provide guidance only and are subject to revision as our and PVR’s operating environments change.

Full-Year and Fourth Quarter 2009 Financial and Operational Results Conference Call
A conference call and webcast, during which management will discuss fourth quarter 2009 financial and operational results, is scheduled for Thursday, February 11, 2010 at 3:00 p.m. ET.  Prepared remarks by A. James Dearlove, President and Chief Executive Officer, will be followed by a question and answer period.  Investors and analysts may participate via phone by dialing 1-866-630-9986 five to ten minutes before the scheduled start of the conference call, or via webcast by logging on to our website, www.pennvirginia.com, at least 15 minutes prior to the scheduled start of the call to download and install any necessary audio software.  A telephonic replay of the call will be available for two weeks by dialing 1-888-203-1112 (international: 1-719-457-0820) and using the following replay code: 7649645.  An on-demand replay of the conference call will be available for two weeks at our website.

******

Penn Virginia Corporation (NYSE: PVA) is an independent natural gas and oil company focused on the exploration, acquisition, development and production of reserves in onshore regions of the U.S., including East Texas, Mississippi, the Mid-Continent region and the Appalachian Basin.  We also own approximately 51 percent of PVG, the owner of the general partner and the largest unit holder of PVR, a manager of coal and natural resource properties and related assets and the operator of a midstream natural gas gathering and processing business.  For more information, please visit PVA’s website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: the volatility of commodity prices for natural gas, NGLs, crude oil and coal; our ability to access external sources of capital; uncertainties relating to the occurrence and success of capital-raising transactions, including securities offerings and asset sales; reductions in the borrowing base under our Revolver; our ability to develop and replace oil and gas reserves and the price for which such reserves can be acquired; any impairment write-downs of our reserves or assets; reductions in our anticipated capital expenditures; the relationship between natural gas, NGL, crude oil and coal prices; the projected demand for and supply of natural gas, NGLs, crude oil and coal; the availability and costs of required drilling rigs, production equipment and materials; our ability to obtain adequate pipeline transportation capacity for our oil and gas production; competition among producers in the oil and natural gas and coal industries generally and among natural gas midstream companies; the extent to which the amount and quality of actual production of our oil and natural gas or PVR’s coal differ from estimated proved oil and gas reserves and recoverable coal reserves; PVR’s ability to generate sufficient cash from its businesses to maintain and pay the quarterly distribution to its general partner and its unitholders; the experience and financial condition of PVR’s coal lessees and natural gas midstream customers, including the lessees’ ability to satisfy their royalty, environmental, reclamation and other obligations to PVR and others; whether the sale of our Gulf Coast assets closes during the fourth quarter and at the anticipated price; operating risks, including unanticipated geological problems, incidental to our business and to PVR’s coal or natural gas midstream businesses; PVR’s ability to acquire new coal reserves or natural gas midstream assets and new sources of natural gas supply and connections to third-party pipelines on satisfactory terms; PVR’s ability to retain existing or acquire new natural gas midstream customers and coal lessees; the ability of PVR’s lessees to produce sufficient quantities of coal on an economic basis from PVR’s reserves and obtain favorable contracts for such production; the occurrence of unusual weather or operating conditions including force majeure events; delays in anticipated start-up dates of our oil and natural gas production, of PVR’s lessees’ mining operations and related coal infrastructure projects and new processing plants in PVR’s natural gas midstream business; environmental risks affecting the drilling and producing of oil and gas wells, the mining of coal reserves or the production, gathering and processing of natural gas; the timing of receipt of necessary governmental permits by us and by PVR or PVR’s lessees; hedging results; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators; uncertainties relating to the outcome of current and future litigation regarding mine permitting; risks and uncertainties relating to general domestic and international economic (including inflation, interest rates and financial and credit markets) and political conditions (including the impact of potential terrorist attacks); PVG’s ability to generate sufficient cash from its interests in PVR to maintain and pay the quarterly distribution to its unitholders; uncertainties relating to our continued ownership of interests in PVG and PVR; and other risks set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2008.  Many of the factors that will determine our future results are beyond the ability of management to control or predict.  Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof.  We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

PENN VIRGINIA CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS - unaudited
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008 (a)	2009	2008 (a)
Revenues
Natural gas	$40,361	$73,165	$169,666	$368,801
Crude oil	11,846	9,087	43,258	46,529
Natural gas liquids (NGLs)	5,182	2,405	15,735	21,292
Natural gas midstream	138,893	95,523	428,016	589,783
Coal royalties	29,987	33,923	120,435	122,834
Gain on sale of property and equipment	427	91	2,345	31,426
Other	10,201	11,496	35,682	40,186
Total revenues	236,897	225,690	815,137	1,220,851
Expenses
Cost of midstream gas purchased	105,275	76,374	333,854	484,621
Operating	20,249	23,238	86,766	89,891
Exploration	3,383	22,671	37,970	42,436
Exploration - drilling rig standby charges - (b)	(530)	—	19,784	—
Taxes other than income	5,417	5,261	22,073	28,586
General and administrative (excluding equity compensation)	19,793	17,313	67,274	66,612
Equity-based compensation - (c)	1,420	2,175	12,726	7,882
Depreciation, depletion and amortization	50,207	58,755	223,367	192,236
Impairments on assets held for sale	9,500	—	97,400	—
Impairments	1,598	51,764	10,526	51,764
Loss on sale of assets	—	—	1,599	—
Total expenses	216,312	257,551	913,339	964,028

Operating income (loss)	20,585	(31,861)	(98,202)	256,823

Other income (expense)
Interest expense	(18,552)	(13,986)	(68,884)	(49,299)
Derivatives	3,376	50,969	11,854	46,582
Other	338	116	2,612	(666)

Income (loss) before income taxes and noncontrolling interests	5,747	5,238	(152,620)	253,440
Income tax benefit (expense)	5,665	2,432	75,252	(71,920)

Net income (loss)	$11,412	$7,670	$(77,368)	$181,520
Less net income attributable to noncontrolling interests	(16,763)	(8,184)	(37,275)	(60,436)

Income (loss) attributable to PVA	$(5,351)	$(514)	$(114,643)	$121,084

Income (loss) per share attributable to PVA
Basic	$(0.12)	$(0.01)	$(2.62)	$2.89
Diluted	$(0.12)	$(0.01)	$(2.62)	$2.87

Weighted average shares outstanding, basic	45,434	41,907	43,811	41,760
Weighted average shares outstanding, diluted	45,434	41,907	43,811	42,031

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Production
Natural gas (MMcf)	9,480	11,624	43,338	41,493
Crude oil (MBbls)	162	175	750	506
NGLs (MBbls)	146	92	527	392
Total natural gas, crude oil and NGL production (MMcfe)	11,328	13,226	51,000	46,881

Prices
Natural gas ($ per Mcf)	$4.26	$6.29	$3.91	$8.89
Crude oil ($ per Bbl)	$73.12	$51.93	$57.68	$91.95
NGLs ($ per Bbl)	$35.49	$26.14	$29.86	$54.32

(a)
As a result of adopting accounting guidance for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement), we are required to present our results of operations retrospectively as if the standard had been in effect for all periods presented.

(b)	Drilling rig standby charges represent fees paid in connection with the deferral of drilling associated with contractually committed rigs and frac tank rentals.

(c)
Our equity-based compensation expense includes our stock option expense and the amortization of restricted stock and restricted stock units related to employee awards in accordance with accounting guidance of share-based payments.

PENN VIRGINIA CORPORATION
CONSOLIDATED BALANCE SHEETS - unaudited
(in thousands)
	December 31,	December 31,
	2009	2008
Assets
Current assets	$306,542	$263,518
Net property and equipment	2,352,358	2,512,177
Other assets	236,907	220,870
Total assets	$2,895,807	$2,996,565

Liabilities and shareholders' equity
Current liabilities	$160,835	$247,594
Long-term debt of PVR	620,100	568,100
Revolving credit facility	—	332,000
Senior notes	291,749	—
Convertible notes	206,678	199,896
Other liabilities and deferred taxes	264,558	312,645
PVA shareholders' equity	1,021,976	1,039,103
Noncontrolling interests	329,911	297,227
Total shareholders' equity	1,351,887	1,336,330
Total liabilities and shareholders' equity	$2,895,807	$2,996,565

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Cash flows from operating activities
Net income (loss)	$11,412	$7,670	$(77,368)	$181,520
Adjustments to reconcile net income (loss) to
net cash provided by operating activities:
Depreciation, depletion and amortization	50,207	58,755	223,367	192,236
Impairments	11,098	51,764	107,926	51,764
Derivative contracts:
Total derivative losses (gains)	(2,512)	(49,618)	(5,333)	(41,102)
Cash receipts (payments) to settle derivatives	9,211	654	61,147	(46,086)
Deferred income taxes	(12,496)	(1,554)	(83,224)	58,551
Dry hole and unproved leasehold expense	2,802	20,855	33,278	35,847
Other	4,660	7,214	20,724	(18,904)
Operating cash flow (see attached table
"Certain Non-GAAP Financial Measures")	74,382	95,740	280,517	413,826
Changes in operating assets and liabilities	(20,458)	11,347	(4,570)	(30,052)
Net cash provided by operating activities	53,924	107,087	275,947	383,774

Cash flows from investing activities
Acquisitions	(8,633)	(15,562)	(46,894)	(293,747)
Additions to property and equipment	(20,901)	(193,308)	(239,459)	(585,339)
Other	7,543	(435)	16,241	33,519
Net cash used in investing activities	(21,991)	(209,305)	(270,112)	(845,567)

Cash flows from financing activities
Dividends paid	(2,558)	(2,361)	(9,836)	(9,398)
Distributions paid to noncontrolling interest holders	(22,806)	(18,416)	(78,171)	(64,245)
Proceeds from (repayments of) bank borrowings	—	(38,889)	(7,542)	7,542
Net proceeds from (repayments of) PVA borrowings	—	152,000	(332,000)	210,000
Net proceeds from PVR borrowings	(8,000)	10,000	52,000	156,000
Net proceeds from issuance of PVA senior notes	—	—	291,009	—
Net proceeds from issuance of PVR partners' capital	—	—	—	138,141
Net proceeds from sale of PVG units	—	—	118,080	—
Net proceeds from issuance of PVA equity	—	—	64,835	—
Other	(5,272)	(785)	(24,217)	7,564
Net cash provided by financing activities	(38,636)	101,549	74,158	445,604

Net increase (decrease) in cash and cash equivalents	(6,703)	(669)	79,993	(16,189)
Cash and cash equivalents - beginning of period	105,034	19,007	18,338	34,527
Cash and cash equivalents - end of period	$98,331	$18,338	$98,331	$18,338

PENN VIRGINIA CORPORATION
QUARTERLY SEGMENT INFORMATION - unaudited
(in thousands except where noted)

Three months ended December 31, 2009	Oil and Gas		Coal and Natural Resource	Natural Gas	Eliminations
	Amount	per Mcfe (a)	Management	Midstream	and Other	Consolidated
Production
Total natural gas, crude oil and NGLs (MMcfe)	11,328
Natural gas (MMcf)	9,480
Crude oil (MBbls)	162
NGLs (MBbls)	146
Coal royalty tons (thousands of tons)			8,456
Midstream system throughput volumes (MMcf)				27,902

Revenues
Natural gas	$40,361	$4.26	$—	$—	$—	$40,361
Crude oil	11,846	73.12	—	—	—	11,846
NGLs	5,182	35.49	—	—	—	5,182
Natural gas midstream	—		—	155,907	(17,014)	138,893
Coal royalties	—		29,987	—	—	29,987
Gain on sale of property and equipment	427		—	—	—	427
Other	1,176		6,038	2,969	18	10,201
Total revenues	58,992	5.21	36,025	158,876	(16,996)	236,897
Expenses
Cost of midstream gas purchased	—		—	121,454	(16,179)	105,275
Operating expense	12,911	1.14	2,080	6,093	(835)	20,249
Exploration	3,383	0.30	—	—	—	3,383
Exploration - drilling rig standby charges	(530)	(0.05)	—	—	—	(530)
Taxes other than income	3,800	0.34	558	1,028	31	5,417
General and administrative	6,655	0.59	3,107	3,640	7,811	21,213
Depreciation, depletion and amortization	31,187	2.74	7,773	10,491	756	50,207
Impairments on assets held for sale	9,500	0.84	—	—	—	9,500
Impairments	87	0.01	1,511	—	—	1,598
Total expenses	66,993	5.91	15,029	142,706	(8,416)	216,312

Operating income (loss)	$(8,001)	$(0.70)	$20,996	$16,170	$(8,580)	$20,585

Additions to property and equipment	$21,805		$206	$7,180	$343	$29,534

Three months ended December 31, 2008	Oil and Gas		Coal and Natural Resource	Natural Gas	Eliminations
	Amount	per Mcfe (a)	Management	Midstream	and Other	Consolidated
Production
Total natural gas, crude oil and NGLs (MMcfe)	13,226
Natural gas (MMcf)	11,624
Crude oil (MBbls)	175
NGLs (MBbls)	92
Coal royalty tons (thousands of tons)			8,715
Midstream system throughput volumes (MMcf)				29,786

Revenues
Natural gas	$73,165	$6.29	$—	$—	$—	$73,165
Crude oil	9,087	51.93	—	—	—	9,087
NGLs	2,405	26.14	—	—	—	2,405
Natural gas midstream	—		—	118,875	(23,352)	95,523
Coal royalties	—		33,923	—	—	33,923
Gain on sale of property and equipment	91		—	—	—	91
Other	1,191		8,394	1,793	118	11,496
Total revenues	85,939	6.50	42,317	120,668	(23,234)	225,690
Expenses
Cost of midstream gas purchased	—		—	98,752	(22,378)	76,374
Operating expense	16,089	1.22	2,418	5,706	(975)	23,238
Exploration	22,671	1.71	—	—	—	22,671
Taxes other than income	3,856	0.29	565	676	164	5,261
General and administrative	6,415	0.49	2,826	3,741	6,506	19,488
Depreciation, depletion and amortization	41,427	3.13	8,072	8,772	484	58,755
Impairments	19,963	1.51	—	31,801	—	51,764
Total expenses	110,421	8.35	13,881	149,448	(16,199)	257,551

Operating income (loss)	$(24,482)	$(1.85)	$28,436	$(28,780)	$(7,035)	$(31,861)

Additions to property and equipment	$184,246		$2,084	$22,011	$529	$208,870

(a) Natural gas revenues are shown per Mcf, crude oil and NGL revenues are shown per Bbl, and all other amounts are shown per Mcfe.

PENN VIRGINIA CORPORATION
YEAR-TO-DATE SEGMENT INFORMATION - unaudited
(in thousands except where noted)

Year ended December 31, 2009	Oil and Gas		Coal and Natural Resource	Natural Gas	Eliminations
	Amount	per Mcfe (a)	Management	Midstream	and Other	Consolidated
Production
Total natural gas, crude oil and NGLs (MMcfe)	51,000
Natural gas (MMcf)	43,338
Crude oil (MBbls)	750
NGLs (MBbls)	527
Coal royalty tons (thousands of tons)			34,330
Midstream system throughput volumes (MMcf)				121,335

Revenues
Natural gas	$169,666	$3.91	$—	$—	$—	$169,666
Crude oil	43,258	57.68	—	—	—	43,258
NGLs	15,735	29.86	—	—	—	15,735
Natural gas midstream	—		—	504,789	(76,773)	428,016
Coal royalties	—		120,435	—	—	120,435
Gain on sale of property and equipment	2,345		—	—	—	2,345
Other	4,080		24,165	7,315	122	35,682
Total revenues	235,084	4.61	144,600	512,104	(76,651)	815,137
Expenses
Cost of midstream gas purchased	—		—	406,583	(72,729)	333,854
Operating expense	55,699	1.09	8,660	26,451	(4,044)	86,766
Exploration	37,970	0.74	—	—	—	37,970
Exploration - drilling rig standby charges	19,784	0.39	—	—	—	19,784
Taxes other than income	16,556	0.32	1,704	3,090	723	22,073
Gneral and administrative	22,625	0.44	13,867	16,301	27,207	80,000
Depreciation, depletion and amortization	150,429	2.96	31,330	38,905	2,703	223,367
Impairments on assets held for sale	97,400	1.91	—	—	—	97,400
Impairments	9,015	0.18	1,511	—	—	10,526
Loss on sale of assets	1,599	0.03	—	—	—	1,599
Total expenses	411,077	8.06	57,072	491,330	(46,140)	913,339

Operating income (loss)	$(175,993)	$(3.45)	$87,528	$20,774	$(30,511)	$(98,202)

Additions to property and equipment	$203,678		$2,252	$78,425	$1,998	$286,353

Year ended December 31, 2008	Oil and Gas		Coal and Natural Resource	Natural Gas	Eliminations
	Amount	per Mcfe (a)	Management	Midstream	and Other	Consolidated
Production
Total natural gas, crude oil and NGLs (MMcfe)	46,881
Natural gas (MMcf)	41,493
Crude oil (MBbls)	506
NGLs (MBbls)	392
Coal royalty tons (thousands of tons)			33,690
Midstream system throughput volumes (MMcf)				98,683

Revenues
Natural gas	$368,801	$8.89	$—	$—	$—	$368,801
Crude oil	46,529	91.95	—	—	—	46,529
NGLs	21,292	54.32	—	—	—	21,292
Natural gas midstream	—		—	720,002	(130,219)	589,783
Coal royalties	—		122,834	—	—	122,834
Gain on sale of property and equipment	30,634		792	—	—	31,426
Other	2,074		29,701	8,251	160	40,186
Total revenues	469,330	10.01	153,327	728,253	(130,059)	1,220,851
Expenses
Cost of midstream gas purchased	—		—	612,530	(127,909)	484,621
Operating expense	59,459	1.27	11,940	20,737	(2,245)	89,891
Exploration	42,436	0.91	—	—	—	42,436
Taxes other than income	23,336	0.50	1,680	2,578	992	28,586
General and administrative	21,284	0.45	12,606	14,300	26,304	74,494
Depreciation, depletion and amortization	132,276	2.82	30,805	27,361	1,794	192,236
Impairments	19,963	0.43	—	31,801	—	51,764
Total expenses	298,754	6.37	57,031	709,307	(101,064)	964,028

Operating income (loss)	$170,576	$3.64	$96,296	$18,946	$(28,995)	$256,823

Additions to property and equipment	$607,220		$27,270	$304,758	$(60,162)	$879,086

(a) Natural gas revenues are shown per Mcf, crude oil and NGL revenues are shown per Bbl, and all other amounts are shown per Mcfe.

PENN VIRGINIA CORPORATION
CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Reconciliation of GAAP "Net cash provided by operating activities"
to Non-GAAP "Operating cash flow"
Net cash provided by operating activities	$53,924	$107,087	$275,947	$383,774
Adjustments:
Changes in operating assets and liabilities	20,458	(11,347)	4,570	30,052

Operating cash flow (a)	$74,382	$95,740	$280,517	$413,826

Reconciliation of GAAP "Net income (loss) attributable to PVA"
to Non-GAAP "Net income (loss) attributable to PVA, as adjusted"
Net income (loss) attributable to PVA	$(5,351)	$(514)	$(114,643)	$121,084
Adjustments for derivatives:
Derivative losses (gains) included in income	(2,512)	(49,618)	(5,333)	(41,102)
Cash receipts (payments) to settle derivatives	9,211	654	61,147	(46,086)
Adjustment for drilling rig standby charges	(530)	—	19,784	—
Adjustment for impairments	11,098	51,764	107,926	51,764
Adjustment for net gains on sale of assets	(427)	(91)	(746)	(31,426)
Impact of adjustments on noncontrolling interests	(6,629)	(3,033)	(16,123)	10,616
Impact of adjustments on income taxes	(5,183)	11,616	(66,042)	20,955

	$(323)	$10,778	$(14,030)	$85,805
Less: Portion of subsidiary net income (loss) allocated to undistributed share-based compensation awards, net of taxes	(42)	(40)	(116)	(295)

Net income (loss) attributable to PVA, as adjusted (b)	$(365)	$10,738	$(14,146)	$85,510

Net income (loss) attributable to PVA, as adjusted, per share, diluted	$(0.01)	$0.26	$(0.32)	$2.03

(a)
Operating cash flow represents net cash provided by operating activities before changes in operating assets and liabilities.  We believe that operating cash flow is widely accepted as a financial indicator of an energy company's ability to generate cash which is used to internally fund investing activities, service debt and pay dividends.  Operating cash flow is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the energy industry.  Operating cash flow is presented because we believe it is a useful adjunct to net cash provided by operating activities under GAAP.  Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows, as a measure of liquidity or as an alternative to net income.

(b)
Net income (loss) attributable to PVA as adjusted represents net income (loss) attributable to PVA adjusted to exclude the effects of non-cash changes in the fair value of derivatives, drilling rig standby charges, impairments, gains and losses on the sale of assets and net income of PVR allocated to unvested PVR restricted units awarded as equity compensation that we hold until vesting. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry, as well as companies within the natural gas midstream industry.  We use this information for comparative purposes within these industries.  Net income (loss) attributable to PVA, as adjusted, is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income attributable to PVA.

PENN VIRGINIA CORPORATION
CONVERSION TO NON-GAAP EQUITY METHOD - unaudited
(in thousands)

Reconciliation of GAAP "Income Statements As Reported" to Non-GAAP "Income Statements, as Adjusted" (a):

	Three months ended December 31, 2009			Three months ended December 31, 2008
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Revenues
Natural gas	$40,361	$—	$40,361	$73,165	$—	$73,165
Crude oil	11,846	—	11,846	9,087	—	9,087
NGLs	5,182	—	5,182	2,405	—	2,405
Natural gas midstream	138,893	(138,893)	—	95,523	(95,523)	—
Coal royalties	29,987	(29,987)	—	33,923	(33,923)	—
Other	10,628	(9,007)	1,621	11,587	(10,187)	1,400
Total revenues	236,897	(177,887)	59,010	225,690	(139,633)	86,057
Expenses
Cost of midstream gas purchased	105,275	(105,275)	—	76,374	(76,374)	—
Operating	20,249	(8,173)	12,076	23,238	(7,150)	16,088
Exploration	3,383	—	3,383	22,671	—	22,671
Exploration - drilling rig standby charges	(530)	—	(530)	—	—	—
Taxes other than income	5,417	(1,586)	3,831	5,261	(1,241)	4,020
General and administrative	21,213	(7,146)	14,067	19,488	(6,919)	12,569
Depreciation, depletion and amortization	50,207	(18,264)	31,943	58,755	(16,844)	41,911
Impairments on assets held for sale	9,500	—	9,500	—	—	—
Impairments	1,598	(1,511)	87	51,764	(31,801)	19,963
Loss on sale of assets	—	—	—	—	—	—
Total expenses	216,312	(141,955)	74,357	257,551	(140,329)	117,222

Operating income (loss)	20,585	(35,932)	(15,347)	(31,861)	696	(31,165)

Other income (expense)
Interest expense	(18,552)	6,167	(12,385)	(13,986)	7,306	(6,680)
Derivatives	3,376	7,709	11,085	50,969	(23,261)	27,708
Equity earnings in PVG and PVR	—	5,626	5,626	—	7,408	7,408
Other	338	(333)	5	116	(333)	(217)

Income (loss) before taxes and noncontrolling interests	5,747	(16,763)	(11,016)	5,238	(8,184)	(2,946)
Income tax benefit (expense)	5,665	—	5,665	2,432	—	2,432

Net income (loss)	11,412	(16,763)	(5,351)	7,670	(8,184)	(514)
Less net income attributable to noncontrolling interests	(16,763)	16,763	—	(8,184)	8,184	—

Net income (loss) attributable to PVA	$(5,351)	$—	$(5,351)	$(514)	$—	$(514)

	Year ended December 31, 2009			Year ended December 31, 2008
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Revenues
Natural gas	$169,666	$—	$169,666	$368,801	$—	$368,801
Crude oil	43,258	—	43,258	46,529	—	46,529
NGLs	15,735	—	15,735	21,292	—	21,292
Natural gas midstream	428,016	(428,016)	—	589,783	(589,783)	—
Coal royalties	120,435	(120,435)	—	122,834	(122,834)	—
Other	38,027	(31,480)	6,547	71,612	(38,744)	32,868
Total revenues	815,137	(579,931)	235,206	1,220,851	(751,361)	469,490
Expenses
Cost of midstream gas purchased	333,854	(333,854)	—	484,621	(484,621)	—
Operating	86,766	(35,111)	51,655	89,891	(30,367)	59,524
Exploration	37,970	—	37,970	42,436	—	42,436
Exploration - drilling rig standby charges	19,784	—	19,784	—	—	—
Taxes other than income	22,073	(4,794)	17,279	28,586	(4,258)	24,328
General and administrative	80,000	(32,545)	47,455	74,494	(28,976)	45,518
Depreciation, depletion and amortization	223,367	(70,235)	153,132	192,236	(58,166)	134,070
Impairments on assets held for sale	97,400	—	97,400	—	—	—
Impairments	10,526	(1,511)	9,015	51,764	(31,801)	19,963
Loss on sale of assets	1,599	—	1,599	—	—	—
Total expenses	913,339	(478,050)	435,289	964,028	(638,189)	325,839

Operating income (loss)	(98,202)	(101,881)	(200,083)	256,823	(113,172)	143,651

Other income (expense)
Interest expense	(68,884)	24,653	(44,231)	(49,299)	24,672	(24,627)
Derivatives	11,854	19,714	31,568	46,582	(16,837)	29,745
Equity earnings in PVG and PVR	—	21,592	21,592	—	42,162	42,162
Other	2,612	(1,353)	1,259	(666)	2,739	2,073

Income (loss) before taxes and noncontrolling interests	(152,620)	(37,275)	(189,895)	253,440	(60,436)	193,004

Income tax benefit (expense)	75,252	—	75,252	(71,920)	—	(71,920)

Net income (loss)	(77,368)	(37,275)	(114,643)	181,520	(60,436)	121,084
Less net income attributable to noncontrolling interests	(37,275)	37,275	—	(60,436)	60,436	—

Net income (loss) attributable to PVA	$(114,643)	$—	$(114,643)	$121,084	$—	$121,084

(a)
Equity method income statements represent consolidated income statements, minus 100% of PVG’s consolidated results of operations, plus noncontrolling interest which represents the portion of PVG’s consolidated results of operations that we do not own.  We believe equity method income statements provide useful information to allow the public to more easily discern PVG’s effect on our operations.

PENN VIRGINIA CORPORATION
CONVERSION TO NON-GAAP EQUITY METHOD - unaudited (continued)
(in thousands)

Reconciliation of GAAP "Balance Sheet As Reported" to Non-GAAP "Balance Sheet, as Adjusted" (a):

	December 31, 2009			December 31, 2008
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Assets
Current assets	$306,542	$(107,782)	$198,760	$263,518	$(126,299)	$137,219
Net property and equipment	2,352,358	(900,844)	1,451,514	2,512,177	(895,119)	1,617,058
Equity investment in PVG and PVR	—	155,692	155,692	—	241,296	241,296
Other assets	236,907	(210,437)	26,470	220,870	(206,256)	14,614
Total assets	$2,895,807	$(1,063,371)	$1,832,436	$2,996,565	$(986,378)	$2,010,187

Liabilities and shareholders' equity
Current liabilities	$160,835	$(86,323)	$74,512	$247,594	$(89,908)	$157,686
Long-term debt	1,118,527	(620,100)	498,427	1,099,996	(568,100)	531,896
Other liabilities and deferred taxes	264,558	(27,037)	237,521	312,645	(31,143)	281,502

PVA shareholders' equity	1,021,976	—	1,021,976	1,039,103	—	1,039,103
Noncontrolling interests	329,911	(329,911)	—	297,227	(297,227)	—
Total shareholders' equity	1,351,887	(329,911)	1,021,976	1,336,330	(297,227)	1,039,103
Total liabilities and shareholders' equity	$2,895,807	$(1,063,371)	$1,832,436	$2,996,565	$(986,378)	$2,010,187

Reconciliation of GAAP "Statement of Cash Flows As Reported" to Non-GAAP "Statement of Cash Flows, as Adjusted" (b):

	Three months ended December 31, 2009			Three months ended December 31, 2008
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Cash flows from operating activities
Net income (loss)	$11,412	$—	$11,412	$7,670	$—	$7,670
Adjustments to reconcile net income (loss) to
net cash provided by operating activities:
Depreciation, depletion and amortization	50,207	(18,264)	31,943	58,755	(16,844)	41,911
Impairments	11,098	(1,511)	9,587	51,764	(31,801)	19,963
Derivative contracts:
Total derivative losses (gains)	(2,512)	(8,466)	(10,978)	(49,618)	21,909	(27,709)
Cash receipts (payments) to settle derivatives	9,211	1,135	10,346	654	5,187	5,841
Deferred income taxes	(12,496)	—	(12,496)	(1,554)	—	(1,554)
Dry hole and unproved leasehold expense	2,802	—	2,802	20,855	—	20,855
Investment in PVG and PVR	—	(23,224)	(23,224)	—	(15,592)	(15,592)
Cash distributions from PVG and PVR	—	7,347	7,347	—	11,571	11,571
Other	4,660	(1,357)	3,303	7,214	(2,631)	4,583
Operating cash flow	74,382	(44,340)	30,042	95,740	(28,201)	67,539
Changes in operating assets and liabilities	(20,458)	8,303	(12,155)	11,347	(4,299)	7,048
Net cash provided by operating activities	53,924	(36,037)	17,887	107,087	(32,500)	74,587

Net cash used in investing activities	(21,991)	7,111	(14,880)	(209,305)	24,753	(184,552)

Net cash provided by financing activities	(38,636)	30,806	(7,830)	101,549	8,416	109,965

Net increase (decrease) in cash and cash equivalents	(6,703)	1,880	(4,823)	(669)	669	—
Cash and cash equivalents-beginning of period	105,034	(21,194)	83,840	19,007	(19,007)	—
Cash and cash equivalents-end of period	$98,331	$(19,314)	$79,017	$18,338	$(18,338)	$—

	Year ended December 31, 2009			Year ended December 31, 2008
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Cash flows from operating activities
Net income (loss)	$(77,368)	$—	$(77,368)	$181,520	$—	$181,520
Adjustments to reconcile net income (loss) to
net cash provided by operating activities:
Depreciation, depletion and amortization	223,367	(70,235)	153,132	192,236	(58,166)	134,070
Impairments	107,926	(1,511)	106,415	51,764	(31,801)	19,963
Derivative contracts:
Total derivative losses (gains)	(5,333)	(22,700)	(28,033)	(41,102)	11,357	(29,745)
Cash settlements of derivatives	61,147	(3,000)	58,147	(46,086)	38,466	(7,620)
Deferred income taxes	(83,224)	—	(83,224)	58,551	—	58,551
Dry hole and unproved leasehold expense	33,278	—	33,278	35,847	—	35,847
Investment in PVG and PVR	—	(62,911)	(62,911)	—	(102,598)	(102,598)
Cash distributions from PVG and PVR	—	42,279	42,279	—	44,018	44,018
Other	20,724	(2,620)	18,104	(18,904)	(1,421)	(20,325)
Operating cash flow	280,517	(120,698)	159,819	413,826	(100,145)	313,681
Changes in operating assets and liabilities	(4,570)	4,763	193	(30,052)	6,976	(23,076)
Net cash provided by operating activities	275,947	(115,935)	160,012	383,774	(93,169)	290,605

Net cash used in investing activities	(270,112)	79,530	(190,582)	(845,567)	331,030	(514,537)

Net cash provided by financing activities	74,158	35,429	109,587	445,604	(225,696)	219,908

Net increase (decrease) in cash and cash equivalents	79,993	(976)	79,017	(16,189)	12,165	(4,024)
Cash and cash equivalents-beginning of period	18,338	(18,338)	—	34,527	(30,503)	4,024
Cash and cash equivalents-end of period	$98,331	$(19,314)	$79,017	$18,338	$(18,338)	$—

(a)
Equity method balance sheets represent consolidated balance sheets, minus 100% of PVG’s consolidated balance sheets, excluding noncontrolling interests which represents the portion of PVG’s consolidated balance sheet that we do not own and including other adjustments to eliminate inter-company transactions.  We believe equity method balance sheets provide useful information to allow the public to more easily discern PVG’s effect on our assets, liabilities and shareholders’ equity.

(b)
Equity method statements of cash flows represent consolidated statements of cash flows, minus 100% of PVG’s consolidated statements of cash flows, excluding noncontrolling interests which represents the portion of PVG’s consolidated results of operations that we do not own and including other adjustments to eliminate inter-company transactions.  We believe equity method statements of cash flows provide useful information to allow the public to more easily discern PVG’s effect on our cash flows.

PENN VIRGINIA CORPORATION
GUIDANCE TABLE - unaudited
(dollars in millions except where noted)

We are providing the following guidance regarding financial and operational expectations for full-year 2010.

	Actual
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	YTD	Full-Year
Oil & Gas Segment:	2009	2009	2009	2009	2009	2010 Guidance
Production:
Natural gas (Bcf) - (a)	11.8	11.4	10.6	9.5	43.3	38.2	—	41.4
Crude oil (MBbls) - (a)	171	215	202	162	750	900	—	975
NGLs (MBbls)	147	140	94	146	527	575	—	625
Equivalent production (Bcfe)	13.7	13.6	12.4	11.3	51.0	47.0	—	51.0
Equivalent daily production (MMcfe per day)	152.3	149.5	134.9	123.1	139.7	128.8	—	139.7

Expenses:
Cash operating expenses ($ per Mcfe)	$1.80	1.79	1.82	2.06	1.86	1.95	—	2.10
Exploration	$21.3	17.5	16.1	2.8	57.7	40.0	—	50.0
Depreciation, depletion and amortization ($ per Mcfe)	$2.92	2.94	3.17	2.74	2.96	3.00	—	3.10
Impairments	$1.2	3.3	92.4	9.6	106.4

Capital expenditures:
Development drilling	$76.5	37.3	8.3	18.1	140.2	250.0	—	275.0
Exploratory drilling	$1.5	—	0.7	0.3	2.5	40.0	—	50.0
Pipeline, gathering, facilities	$5.1	2.4	0.9	1.0	9.4	7.0	—	8.0
Seismic	$0.7	0.4	0.1	—	1.2	10.0	—	11.0
Lease acquisition, field projects and other	$1.8	2.8	5.8	8.1	18.5	68.0	—	81.0
Total segment capital expenditures	$85.6	42.9	15.8	27.5	171.8	375.0	—	425.0

Coal and Natural Resource Segment (PVR):
Coal royalty tons (millions)	8.7	8.7	8.4	8.5	34.3	31.0	—	32.0

Revenues:
Average coal royalties per ton	$3.50	3.43	3.56	3.55	3.51	3.30	—	3.40
Average coal royalties per ton, net of coal royalties expense	$3.36	3.25	3.37	3.38	3.34	3.15	—	3.25
Other	$7.6	5.1	5.4	6.0	24.1	21.0	—	22.0

Expenses:
Cash operating expenses	$5.9	6.6	6.0	5.7	24.2	22.0	—	22.5
Depreciation, depletion and amortization	$7.4	8.2	8.0	7.8	31.3	28.5	—	29.0

Capital expenditures:
Expansion and acquisitions	$1.3	0.6	0.1	0.1	2.1	6.0	—	7.0
Other capital expenditures	$—	—	—	0.2	0.2	—	—	0.5
Total segment capital expenditures	$1.3	0.6	0.1	0.3	2.3	6.0	—	7.5

Natural Gas Midstream Segment (PVR):
System throughput volumes (MMcf per day) (b)	359	344	324	303	332	350	—	360

Expenses:
Cash operating expenses	$11.8	11.6	11.6	10.8	45.8	55.0	—	60.0
Depreciation, depletion and amortization	$9.1	9.5	9.8	10.5	38.9	42.0	—	44.0

Capital expenditures:
Expansion and acquisitions	$11.2	10.3	37.9	5.0	64.4	34.0	—	42.0
Other capital expenditures	$3.3	1.4	1.4	2.3	8.4	16.0	—	18.0
Total segment capital expenditures	$14.5	11.7	39.3	7.3	72.8	50.0	—	60.0

Corporate and Other:
General and administrative expense - PVA	$5.2	5.8	6.4	7.4	24.8	22.0	—	24.0
General and administrative expense - PVG	$0.5	0.6	0.9	0.4	2.4	2.5	—	3.0
Interest expense:
PVA end of period debt outstanding	$591.5	564.3	496.3	498.4	498.4
PVA average interest rate	4.3%	6.0%	9.8%	12.6%	8.2%
PVR end of period debt outstanding	$595.1	597.1	628.1	620.1	620.1
PVR average interest rate	3.9%	4.2%	4.2%	3.9%	4.1%

Income tax rate	38.8%	39.7%	38.7%	51.4%	39.6%
Cash distributions received from PVG and PVR	$11.5	11.6	11.5	7.6	42.2
Other capital expenditures	$0.6	0.9	0.2	0.3	2.0	1.5	—	2.0

These estimates are meant to provide guidance only and are subject to change as PVA's and PVR's operating environments change.

See Notes on subsequent pages.

PENN VIRGINIA CORPORATION
GUIDANCE TABLE - unaudited - (continued)

Notes to Guidance Table:

(a)	The following table shows our current derivative positions in the oil and gas segment as of December 31, 2009:

		Weighted Average Price
	Average Volume Per Day	Additional Put Option	Floor	Ceiling

Natural gas costless collars	(MMBtu)		($ per MMBtu)
First quarter 2010	35,000		4.96	7.41
Second quarter 2010	30,000		5.33	8.02
Third quarter 2010	30,000		5.33	8.02
Fourth quarter 2010	50,000		5.65	8.77
First quarter 2011	50,000		5.65	8.77
Second quarter 2011	30,000		5.67	7.58
Third quarter 2011	30,000		5.67	7.58
Fourth quarter 2011	20,000		6.00	8.50
First quarter 2012	20,000		6.00	8.50

Natural gas three-way collars (1)	(MMBtu)		($ per MMBtu)
First quarter 2010	30,000	6.83	9.50	13.60

Natural gas swaps	(MMBtu)		($ per MMBtu)
First quarter 2010	15,000		6.19
Second quarter 2010	30,000		6.17
Third quarter 2010	30,000		6.17

Crude oil costless collars	(barrels)		($ per barrel)
First quarter 2010	500		60.00	74.75
Second quarter 2010	500		60.00	74.75
Third quarter 2010	500		60.00	74.75
Fourth quarter 2010	500		60.00	74.75

We estimate that, excluding the derivative positions described above, for every $1.00 per MMBtu increase or decrease in the natural gas price, oil and gas segment operating income for 2010 would increase or decrease by approximately $17.8 million.  In addition, we estimate that for every $5.00 per barrel increase or decrease in the crude oil price, oil and gas segment operating income for 2010 would increase or decrease by approximately $1.8 million.  This assumes that crude oil prices, natural gas prices and inlet volumes remain constant at anticipated levels.  These estimated changes in gross margin and operating income exclude potential cash receipts or payments in settling these derivative positions.

(1) A three-way collar is a combination of options: a sold call, a purchased put and a sold put.  The sold call establishes the maximum price that we will receive for the contracted commodity volumes.  The purchased put establishes the minimum price that we will receive for the contracted volumes unless the market price for the commodity falls below the sold put strike price, at which point the minimum price equals the reference price (i.e., NYMEX) plus the excess of the purchased put strike price over the sold put strike price.

PENN VIRGINIA CORPORATION
GUIDANCE TABLE - unaudited - (continued)

(b) The costless collar natural gas prices per MMBtu per quarter include the effects of basis differentials, if any. The following table shows current derivative positions for natural gas production in PVR's natural gas midstream segment as of December 31, 2009:

	Average		Weighted Average Price
	Volume	Swap
	Per Day	Price	Put	Call

Crude oil collar	(barrels)		($ per barrel)
First quarter 2010 through fourth quarter 2010	750		70.00	81.25

Crude oil collar	(barrels)		($ per barrel)
First quarter 2010 through fourth quarter 2010	1,000		68.00	80.00

Natural gas purchase swap	(MMBtu)	($ per MMbtu)
First quarter 2010 through fourth quarter 2010	5,000	5.815

NGL - natural gasoline collar	(gallons)		(per gallon)
First quarter 2011 through fourth quarter 2011	60,000		$1.55	$1.92

Crude oil collar	(barrels)		(per barrel)
First quarter 2011 through fourth quarter 2011	400		$75.00	$98.50

Natural gas purchase swap	(MMBtu)	($ per MMBtu)
First quarter 2011 through fourth quarter 2011	3,000	6.430

We estimate that, excluding the derivative positions described above, for every $1.00 per MMBtu increase or decrease in the natural gas price, natural gas midstream gross margin and operating income for 2010 would decrease or increase by approximately $6.9 million.  In addition, we estimate that for every $5.00 per barrel increase or decrease in the crude oil price, natural gas midstream gross margin and operating income for 2010 would increase or decrease by approximately $11.5 million.  This assumes that crude oil prices, natural gas prices and inlet volumes remain constant at anticipated levels.  These estimated changes in gross margin and operating income exclude potential cash receipts or payments in settling these derivative positions.